Item 77I DWS RREEF Global Real Estate
Securities Fund

Effective February 28, 2011, Class M shares of
DWS RREEF Global Real Estate Securities Fund became operational and were exclusively offered in connection with the merger of DWS RREEF World
Real Estate Securities Fund, Inc. (closed-end fund) into DWS RREEF Global Real Estate Securities
Fund (open-end fund). Class M shares will convert into Class S shares after one year following the merger.



E:\Electronic Working Files\NSAR\2010\12-31-10\DWS Institutional
Funds (Semi) Comm & Daily\03-Exhibits\Exhibit 77I ECS New
Classes.Doc